Exhibit 10.1
SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of the 09th day of April 2008 G. by and among:
Parker Drilling Company Limited LLC, a limited liability company organized and existing under the laws of the State of Delaware and whose registered address is at 1209 Orange Street, Wilmington, Delaware, USA 19801 (the “Seller”);
Abdullah Rasheed Al-Rushaid Company for Drilling Oil and Gas Limited, a limited liability company duly organized and existing under the laws of the Kingdom of Saudi Arabia, registered in the Commercial Registry under No. 2051024989 dated 28/ 1 / 1422H. with its registered address at P.O. Box 31685, Al Khobar — 31952, Kingdom of Saudi Arabia (the “Buyer”);
Abdullah Rasheed Al-Rushaid & Son Co. Ltd. (Al-Rushaid Investment Co.), a limited partnership organized and existing under the Saudi Arabian Company Regulations, registered in the Commercial Registry under No. 2051007604 dated 13/08/1401H. and having its registered address at P.O. Box 31685, Al Khobar 31952, Saudi Arabia (the “AR Investment Company”);
Al Rushaid Parker Drilling Co. Ltd., a limited liability company organized and existing under the Saudi Arabian Company Regulations, registered in the Commercial Registry under No. 2051032007 dated 9/11/1426 H. and having its registered address at PO Box 31685, Al Khobar 31952, Saudi Arabia (the “Company”); and
Abdullah Rasheed Al-Rushaid, a Saudi Arabian national issued national identity card number 1-0204-5134-8 issued in Al Jubail, Saudi Arabia on 28/03/1379H (“Abd. Al-Rushaid”)
(Each of the Buyer, the Seller, AR Investment Company, the Company and Abd. Al-Rushaid are sometimes referred to herein individually as a “Party” and collectively as the “Parties”)
RECITALS:
A.	WHEREAS, AR Investment Company and the Seller organized the Company and provided initial capitalization of SR 2,000,000, with each of AR Investment Company and the Seller contributing SR 1,000,000 to acquire 50% of the share capital of the Company pursuant to a Shareholders’ Agreement dated November 24, 2006 (the capitalization shall be referred to herein as the “AR Shares” and the “Parker Shares” and the “AR Shares” and the “Parker Shares” represent the “Share Capital”); and

B.	WHEREAS, the Company entered into six (6) drilling contracts with Saudi Arabian Oil Company (“Saudi Aramco”) pursuant to which the Company agreed to provide drilling services with six (6) drilling rigs (the “Drilling Contracts”); and
C.	WHEREAS, the Company entered into contracts with certain vendors to construct and partially assemble six (6) drilling rigs (“Rigs”) and with various vendors and suppliers and service providers to fabricate, construct, provide equipment and components for and assemble the Rigs for the purpose of performing the Drilling Contracts (all collectively, the “Vendor Contracts”); and
D.	WHEREAS, the Company entered into certain Credit Facilities Agreements with Arab National Bank (“ANB”) pursuant to which ANB has advanced and the Company has borrowed US$160 million to finance a portion of the price of the Rigs, including the Vendor Contracts (the “Bank Loans”), which loans are secured by a personal guarantee from Abd. Al-Rushaid and the receivables from the Drilling Contracts; and
E.	WHEREAS, the Buyer, on behalf of AR Investment Company and as a member of the Abdullah Rasheed Al-Rushaid group of companies, and the Seller have each made contributions to the Company in the form of shareholder loans pursuant to resolutions of the Parties as shareholders of the Company in the total amount of twenty million US Dollars ($20,000,000) each and forty million US Dollars ($40,000,000) in the aggregate and agreed in said resolutions that to the extent of the losses incurred by the Company in 2006 and 2007 that the shareholder loans may be used to absorb the losses or as contributions to the equity of the Company; and
F.	WHEREAS, AR Investment Company and the Seller, or their respective Affiliates, have each provided certain services to the Company for which there is an outstanding payable by the Company to each Party or its Affiliates; and
G.	WHEREAS, due to various reasons, including without limitation, remedial work to correct construction defects, cost overruns for construction and assembly and cost escalation of equipment and components, and the cost of rental equipment, the total cost to acquire, assemble and commission the Rigs has increased significantly over and above the expected share capital requirements; and
H.	WHEREAS, due to delays in the commencement of performance of the Drilling Contracts, the Company is subject to potential liquidated damages of approximately twenty-eight million US Dollars ($28,000,000), which amount may increase (the “Liquidated Damages”); and
I.	WHEREAS, the Parties desire to enter into this Agreement for the purpose of establishing the terms and conditions applicable to the sale of the Parker Shares to the Buyer and the partial repayment of outstanding shareholder loans made by the Seller to the Company;
NOW THEREFORE in consideration of the premises and mutual covenants and undertakings herein below set forth, the Parties agree as follows:

ARTICLE 1 — DEFINED TERMS
1.1 “Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.
1.2 “Agreement” means this Share Purchase Agreement, as amended, supplemented or modified from time to time.
1.3 “ANB” shall have the meaning specified in the Recitals to this Agreement.
1.4 “Applicable Laws” means with respect to any Person, any law, statute, treaty, rule, regulation, ordinance, permit, license, judgment, order, writ, injunction, decree, directive, determination or other requirement of any governmental authority or arbitrator, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
1.5 “AR Investment Company” shall have the meaning specified in the Recitals to this Agreement.
1.6 “Bank Loans” shall have the meaning specified in the Recitals to this Agreement.
1.7 “Best Efforts” shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved and that it is achieved as expeditiously as possible.
1.8 “Buyer” shall have the meaning specified in the Recitals to this Agreement.
1.9 “Claims” has the meaning specified in Article 10.
1.10 “Closing” and “Closing Date” shall have the meaning specified in clause 7.4.
1.11 “Company” has the meaning specified in the Recitals to this Agreement.
1.12 “Completion” has the meaning specified in Article 8.
1.13 “Confidential Information” shall be defined so as to include any non-public information, whether oral or written, from or about the other Party or its Affiliates, including but not limited to technical, financial and business plans and models, names of customers or partners, proposed business deals, reports, market projections, software programs, data or any other proprietary information, irrespective of any identification or marking indicating that such information is confidential. Confidential Information as used herein does not include any information listed above which (i) is already known to the receiving Party at the time it is disclosed to the receiving Party, or (ii) is or has become generally known to the public through no wrongful act of the receiving Party, or (iii) is obtained by the receiving Party from a third party who has the right to disclose the information, or (iv) is independently developed by the receiving Party without use, directly or indirectly, of the Confidential Information received from the disclosing Party.

1.14 “Drilling Contracts” has the meaning specified in the Recitals to this Agreement.
1.15 “Indemnified Party” has the meaning specified in Article 10.
1.16 “Intellectual Property Rights” means any and all proprietary and technical information, trade names (registered and unregistered), trade secrets, patents and patent rights, patent applications, patents pending, service marks (registered and unregistered), trademarks (registered and unregistered), trademark and service mark registrations and applications, customer and supplier lists and other information, price lists, advertising and promotional materials, field performance data, research materials, royalty rights, copyrights, other proprietary intangibles, computer programs and software, databases, processes, technical know-how, business and product know-how, engineering and other drawings, plats, surveys, designs, plans, methods, engineering and manufacturing specifications, technology, inventions, processes, methods, formulas, procedures, literature and phone numbers, and operating and quality control manuals and data.
1.17 “Knowledge” (whether or not capitalized) means (a) with respect to a natural Person, the actual knowledge of that Person, after due investigation, in his individual capacity and as an officer, director and employee of the Person; and (b) with respect to a Person which is a business entity, the actual knowledge of each of the officers, directors, managers, members and partners of such entity, after due investigation.
1.18 “Lien” means any lien, mortgage, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.
1.19 “Person” (whether or not capitalized) means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, business trust or other entity or organization, whether or not a governmental authority.
1.20 “Purchase Price” shall have the meaning specified in Article 6 of this Agreement.
1.21 “Seller” shall have the meaning specified in the Recitals to this Agreement.
1.22 “Share Capital” shall have the meaning specified in the Recitals to this Agreement.
1.23 “Abd. Al-Rushaid” shall have the meaning specified in the Recitals to this Agreement.
1.24 “Tax” or “Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax, including penalties for the failure to file any tax return or report.

1.25 “Technical Services Agreement” means that agreement to be entered into by and between the Company and Parker Drilling Offshore International, Inc., on or around the date of this Agreement.
1.26 Other Definitional Provisions.
     (a) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.
     (b) Exhibits and Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.
     (c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation.
     (d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
ARTICLE 2 — THE TRANSACTION
2.1 The Seller agrees to sell to the Buyer all of the Parker Shares and the Buyer agrees to purchase same from the Seller in accordance with the terms and conditions hereinafter set forth.
2.2 The Parties understand that the transfer to the Buyer of legal title to the Parker Shares as contemplated by this Agreement may be effected in accordance with the Applicable Laws of Saudi Arabia only after receipt of certain governmental approvals. Therefore, the Parties hereby agree to undertake all matters and sign all documents necessary to effect the transfer of the Parker Shares to the Buyer, including but not limited to the following: (a) executing all requisite applications to the Saudi Arabian General Investment Authority (“SAGIA”), the Companies Department of the Ministry of Commerce & Industry (“MoCI”), the Commercial Registration Department of MoCI and the Dammam Chamber of Commerce and Industry and an amendment of the Articles of Association of the Company before the relevant Saudi Arabian Notary Public, (b) publishing any required extracts in the Umm Al Qura (Official Gazette) and (c) executing and/or delivering such other and further documents as may be required by all relevant Saudi Arabian governmental entities.
2.3 Each Party acknowledges and understands that obtaining the required governmental approvals and completing the required administrative steps to complete the transfer of legal title to the Shares shall require the full and punctual cooperation of the Parties. Each Party hereby agrees with the other Party that it shall do and perform, on a timely and Best Efforts basis, all such acts and execute and deliver all such agreements, powers of attorney, instruments, assurances and other documents (including, without limitation, a pro forma share sale agreement relating to the purchase and sale of the Parker Shares for submission to the relevant Saudi Arabian governmental authorities, and all other reasonable and lawful documents in relation to such Party requested by SAGIA or MoCI and the appropriate amendment to the Articles of Association of the Company) as may be necessary or desirable for obtaining any required consent or approval to the transfer of the legal title to the Parker Shares as contemplated herein, for duly recording such change of ownership in the Articles of Association of the Company and in the Companies and Commercial Register of MoCI in the Eastern Province, and for otherwise carrying out any of the Parties’ obligations hereunder.
2.4 AR Investment Company hereby expressly waives any preemptive rights that it may have under the Articles of Association of the Company, Applicable Law, or otherwise by contract, and expressly consents to the sale of the Parker Shares to the Buyer.
2.5 In connection with the purchase and sale of the Parker Shares, the Company shall repay to Seller a portion of the shareholder loans made by Seller to the Company, as more specifically described in clause 6.3.
ARTICLE 3 — REPRESENTATIONS OF SELLER
The Seller represents and warrants as follows:
3.1 that the Seller has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement, including the obligation to sell, transfer and deliver the Parker Shares, as herein contemplated.
3.2 that this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.
3.3 that neither the execution and delivery of this Agreement and all other documents that are to be executed in connection therewith nor the consummation of the transactions contemplated by this Agreement and the other documents that are to be executed in connection herewith will (a) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice or consent under the Formation Agreement of the Seller or any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of their assets are subject or conflict with or result in a breach of or give rise to an event of default under any other agreement or arrangement to which the Seller is a party.
3.4 that the Seller (a) is the lawful owner of the Parker Shares, which represent fifty (50%) of the registered Share Capital of the Company, and (b) the Parker Shares are validly issued and fully paid up and free of any Lien arising as a result of any action or omission by the Seller.
ARTICLE 4—REPRESENTATIONS OF BUYER, AR INVESTMENT COMPANY, THE COMPANY AND ABD. AL-RUSHAID
Each of the Buyer, AR Investment Company, the Company, and Abd. Al-Rushaid, as the case may be, warrant and represent as follows:
4.1 that the Buyer has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement, including the purchase, acquisition or receipt of the Parker Shares as herein contemplated.
4.2 that this Agreement constitutes a valid and binding obligation of each of the Buyer, AR Investment Company, the Company and Abd. Al-Rushaid, enforceable against it or him in accordance with its terms.
4.3 that neither the execution and delivery of this Agreement and all other documents that are to be executed in connection herewith nor the consummation of the transactions contemplated by this Agreement and the other documents that are to be executed in connection herewith will (a) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Buyer, AR Investment Company, the Company or Abd. Al-Rushaid is subject, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice or consent under the Articles of Association of the Buyer or the Company or any agreement, contract, lease, license, instrument or other arrangement to which the Buyer, AR Investment Company, the Company or Abd. Al-Rushaid is a party or by which the Buyer, AR Investment Company, the Company or Abd. Al-Rushaid is bound or to which any of their assets are subject or (c) conflict with or result in a breach of or give rise to an event of default under any other agreement or arrangement to which the Buyer, AR Investment Company, the Company or Abd. Al-Rushaid is a party.
4.4 that except as specifically provided in this Agreement, (a) no consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any governmental authority is required by or with respect to the Buyer, AR Investment Company or the Company in connection with the execution and delivery of this Agreement by Buyer, or the consummation by Buyer of the transactions contemplated hereby and (b) no third-party consent is required by or with respect to the Buyer or AR Investment Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
4.5 that the Buyer has available adequate funds in an aggregate amount sufficient to pay (a) all amounts required to be paid to Seller upon and following the Closing Date under this Agreement, (b) all amounts required to be advanced to the Company pursuant to clause 6.2 and (c) all expenses incurred or which will be incurred by Buyer in connection with this Agreement and the transactions contemplated hereby.
4.6 that the Buyer and Abd. Al-Rushaid have Knowledge and are in possession of all relevant and material financial and operational information related to the Company, including without limitation, information relating to the current operating expenditures and potential liabilities under the Drilling Contracts, current account payables under Vendor Contracts and debt service obligations under loans to ANB.
ARTICLE 5 — COVENANTS
5.1 During the period from the Closing Date until Completion, the Company shall, and each of the Buyer and AR Investment Company shall take all necessary action to cause the Company to, operate its business in the ordinary course and shall use all commercially reasonable efforts to preserve in all material respects the business organizations, assets, prospects and business relationships of the Company, including providing adequate funding to ensure the financial viability of the Company and to maintain satisfactory relationships with the licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with the Company, and except as may be contemplated by this Agreement or with the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, shall not permit the Company to take any of the following actions:
(a) issue any note, bond or other debt security or create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation other than shareholder loans by Buyer to Company to fund on-going obligations of the Company for operating and capital expenditures and, for payables to vendors and to ANB to service indebtedness;
(b) impose any security interest upon any of its assets;
(c) make any change in employment terms for any of its directors, officers or employees outside the ordinary course of business except as contemplated by the terms of this Agreement;
(d) acquire (including by lease) any material assets or properties or dispose of, mortgage or encumber any material assets or properties, other than in the ordinary course of business; and
(e) waive, release, grant or transfer any material rights or modify or change in any material respect any material existing license, lease, contract or other document, other than as contemplated by this Agreement.
5.2 Each of the Parties shall bear its or his own expenses in connection with the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel and accountants engaged by it or him.
5.3 For a period of five (5) years after the Closing Date, Buyer and AR Investment Company shall preserve, or cause the Company to preserve, all files and records relating to the Company that are less than five (5) years old, shall allow Seller or its designee reasonable access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours and shall not dispose of any thereof without first offering them to Seller, as long as such documents relate to the period prior to the date of the sale and transfer of the Parker Shares.
5.4 The Company shall, and each of the Buyer and AR Investment Company shall cause the Company to, repay to the Seller a portion of the Seller’s shareholder loans, as more specifically described in clause 6.3.
5.5 Subject to Completion and the repayment to the Seller by the Company of One Million, Seven Hundred Thirty-Three Thousand, Three Hundred Thirty Three United States

Dollars ($1,733,333) of the shareholder loans made by the Seller to the Company as described in clause 6.3, the Seller expressly disclaims any and all remaining rights with respect to the shareholder loans made by Seller to the Company and the payables of the Company to Parker or its Affiliates as of March 11, 2008, which rights will thereafter accrue to the Buyer.
5.6 Each of Seller, Buyer, AR Investment Company, and Company and their respective Affiliates shall cease using, within thirty (30) days after the termination of services provided under the Technical Services Agreement, and shall be prohibited from, any future use of the names or logos “Parker” “Parker Drilling”, “Pd”, “ARPD”, Al-Rushaid Parker Drilling Company” and any other name or mark that contains the name “Parker” or “Pd” or is in any way derived from the name Parker Drilling Company. The Company shall de-identify all buildings etc. using the “Parker” name or “Pd” logo or any derivative name and return to Parker (or certify as destroyed) any written materials, promotional materials, for external marketing purposes or internal purposes, that contain the word “Parker” or “Pd” or any derivative thereof.
5.7 Each of Buyer, AR Investment Company, Company and Abd. Al-Rushaid agree to cease using any proprietary information and Intellectual Property of Seller or its Affiliates in respect of Company’s operations, or the operations of any of Company’s Affiliates, successors or assigns, in Saudi Arabia and shall return to Seller or its Affiliates any materials containing Confidential Information of Seller or its Affiliates within thirty (30) days after Seller, or any Affiliate of Seller, ceases performing any services for the Company, including without limitation:
a. IVARA;
b. Drilling manuals;
c. Technical manuals;
d. HR manuals; and
e. Any other manuals or guidelines relating to the operation and maintenance (including preventive maintenance) of Rigs 1-6.
Notwithstanding the foregoing, Buyer shall be allowed to retain any manuals, or portions thereof, that do not contain any Confidential Information of Seller or its Affiliates
ARTICLE 6—PURCHASE PRICE, SHAREHOLDER LOAN AND PAYMENT
6.1 The purchase price for the Parker Shares shall be Two Hundred Sixty-Six Thousand, Six Hundred Sixty-Seven United States Dollars (US$266,667), payable by the Buyer at Closing by wire transfer of immediately available funds to the designated bank account of the Seller (the “Purchase Price”).
6.2 Concurrent with the transfer of the Purchase Price to the Seller, the Buyer shall advance to the Company by wire transfer of immediately available funds to a bank account nominated by the Company, the sum of One Million, Seven Hundred Thirty-Three Thousand, Three Hundred Thirty-Three United States Dollars ($1,733,333) in order to fund a partial repayment of the outstanding shareholder loans made by the Seller to the Company.

6.3 Immediately upon receipt of the funds advanced to the Company by the Buyer pursuant to clause 6.2, the Company shall pay to the Seller by wire transfer of immediately available funds to a bank account nominated by the Seller the sum of the sum of One Million, Seven Hundred Thirty-Three Thousand, Three Hundred Thirty-Three United States Dollars ($1,733,333) in order to repay a portion of the outstanding shareholder loans made by the Seller to the Company.
ARTICLE 7 — PRE-CLOSING AND CLOSING
7.1 To effect the transfer of legal title to the Parker Shares from the Seller to the Buyer, the Seller, AR Investment Company and the Buyer shall provide each other with the documents set forth in this Article 7 and such other and further documents as may be required by all relevant Saudi Arabian governmental authorities or any relevant third party. To ensure that the transfer of legal title to the Parker Shares is effected as soon as practicable, the Seller further agrees to execute and/or deliver such other and further documents and to take such other and further action (without further inducement or consideration) as may be reasonably required of the Seller by a Saudi Arabian governmental authority or any relevant third party to effect transfer of legal title to the Shares.
7.2 On or before the date of this Agreement, the Seller shall provide the Buyer with the following documents, each duly authenticated and certified for use in Saudi Arabia:
(a) Resolutions of the Seller’s Board of Directors or other competent corporate body authorizing the Seller to sell the shares to the Buyer and appointing a legal representative(s) to sign the required documentation on behalf of the Seller;
(b) A copy of the Limited Liability Company Agreement (and any amendments thereto) of the Seller;
(c) The Certificate of Formation of the Seller; and
(d) a duly executed and irrevocable special power of attorney from the Seller (i) in favor of the designees of the Buyer, (ii) substantially in the form of Exhibit A attached hereto and (iii) authorizing the designees of the Buyer to take all required action on behalf of the Seller to transfer legal title to the Parker Shares to the Buyer.
7.3 On or before the date of this Agreement, each of the Buyer and AR Investment Company shall provide the Seller with the following documents, each duly authenticated by the Chamber of Commerce and Industry in Dammam:
(a) The Certificate of Registration of the Buyer and of AR Investment Company;
(b) A copy of the Articles of Association of the Buyer;
(c) Resolutions of the Buyer’s competent corporate body authorizing the Buyer to purchase the Parker Shares from the Seller and appointing a legal representative(s) to sign the required documentation on behalf of the Buyer;
(d) Resolutions of the partners of AR Investment Company expressly consenting to the sale of the Parker Shares to the Buyer and waiving any preemptive rights that may be exercised by it pursuant to the Articles of Association of the Company, Applicable Law, or otherwise by contract; and

(e) Special Powers of Attorney for each of the Buyer and AR Investment Company appointing a legal representative(s) to implement such resolutions and to sign the amendment to the Articles of Association before a Saudi Notary Public.
7.4 On or before the date of this Agreement, the Company shall provide the Buyer, the Seller and AR Investment Company with the following documents, each duly authenticated by the Chamber of Commerce and Industry in Dammam:
(a) Resolutions authorizing the execution by the Company of this Agreement and authorizing a representative of the Company to sign this Agreement;
(b) Resolutions authorizing the repayment to the Seller of the shareholders loans made by the Seller, as more specifically described in clause 6.3; and
(c) Resolutions authorizing the Company to enter into the Technical Services Agreement on or about the date of this Agreement and authorizing a representative of the Company to sign the Technical Services Agreement.
7.5 The Closing shall occur simultaneous with the execution of this Agreement, which shall be immediately after the date on which the obligations of the Parties in Sections 7.2, 7.3 and 7.4 above have been satisfied, at which time the Buyer shall deliver the Purchase Price and the Company shall make the loan repayment provided in clause 6.3, which date shall be the Closing Date.
7.6 The Seller undertakes not to revoke, alter or amend the powers of attorney referred to in Subsections 7.2(d) above, except (a) with the express written permission of the Buyer and AR Investment Company or (b) upon the occurrence of confirmation from the Buyer and AR Investment Company that the Buyer has received a print-out from the Ministry of Commerce & Industry of the commercial registration certificate including the current list of shareholders confirming that the Parker Shares are officially owned by the Buyer and that the Seller has met all its obligations under this Agreement.
7.7 The Seller shall deliver to the Buyer the written resignation of the General Manager of the Company, and all other directors, managers and officers of the Company that the Seller has appointed as a matter of right as a shareholder of the Company. The provisions of this Section 7.7 shall be subject to and qualified by any continuing relationships that may be established in the Technical Services Agreement to be entered into by the Parties concurrently with this Agreement.
7.8 All personnel of the Seller shall be removed as signatories of the Company at (i) the Chamber of Commerce of Industry in Dammam, (ii) any other office or governmental department in Saudi Arabia and (iii) in respect of any bank account of ANB or any other bank or lender in Saudi Arabia, and individuals nominated by the Buyer and AR Investment Company shall be appointed as signatories of the Company in their stead.
8— COMPLETION AND POST CLOSING
8.1 Completion shall take place upon the occurrence of all of the following:
(a) The adoption of a shareholders’ resolution amending the Articles of Association of the Company to acknowledge the sale of the Parker Shares from the

Seller to the Buyer. This document shall be in accordance with the form used by MoCI for such purpose.
(b) The obtaining of SAGIA approval and the delivery of a new investment license by SAGIA to the Buyer;
(c) An Amendment to the Articles of Association of the Company is executed before a Notary Public in Saudi Arabia;
(d) An extract of the executed and notarized Amendment shall be published in (i) the Official Gazette (Umm al Qura) or (ii) an Arabic language newspaper in general circulation in Saudi Arabia, with arrangements made to publish the abstract in the Official Gazette as soon as practicable ; and
(e) An updated Commercial Registration for the Company shall be obtained from MoCI showing the Buyer as the owner of the Parker Shares.
8.2 Each of Buyer, AR Investment Company, Company and Abd. Al-Rushaid acknowledge and agree that none of them has any right, title, license or interest in any of the Seller’s Intellectual Property, including without limitation, the items listed in clause 5.7. Each of Buyer, AR Investment Company, Company and Abd. Al-Rushaid hereby expressly disavows any right, title or interest in any Intellectual Property of Seller or its Affiliates.
8.3 From and after the Closing Date, each of the Buyer, AR Investment Company, the Company, and the Seller, and their respective Affiliates, shall have the absolute and unqualified right to compete with one another in Saudi Arabia or any other country without restriction or limitation of any kind or nature, and no Party (nor their respective Affiliates) shall take any action to prohibit, restrict or otherwise hinder the Buyer, AR Investment Company or the Seller (or their respective Affiliates) in this regard, including without limitation, taking any action that may be reasonably deemed to cause damage to the other Party or their Affiliates.
ARTICLE 9 — LONG STOP DATE
The Parties shall use their Best Efforts to ensure that Completion shall occur no later than 31 August 2008 (the “Long Stop Date”); provided, that the Long Stop Date shall automatically be extended for such period as reasonably necessary to complete all steps contemplated by this Agreement, unless such delay is due to willful default of one of the Parties.
ARTICLE 10 — INDEMNITIES
The Buyer and AR Investment Company hereby agree to defend, indemnify and hold harmless the Seller, its Affiliates (including without limitation Parker Drilling Company and Parker Drilling Offshore International, Inc.) and each of their respective officers, directors, employees, agents, representatives, consultants, advisors and their assigns (each an “Indemnified Party”) from and against:
(a) All claims, actions, causes of action, costs, losses, damages, penalties, assessments, debts, liabilities, obligations, fines, etc. (“Claims”) arising out of or in any way related to the operations of the Company from and after the date the Company was formed as a limited liability company in Saudi Arabia, including without limitation, in respect of Claims that may be made by any Person, including but not limited to the following:
(i) Saudi Aramco, including without limitation, in respect of the Drilling Contracts;
(ii) ANB, or any successor in interest to ANB or other bank that participates in or acquires an interest in the Bank Loans, and any other lender of the Company, the Buyer, AR Investment Company, or any Affiliate of the Buyer.
(iii) any vendors supplying goods or services to the Company pursuant to any agreement, service order, or purchase order, including without limitation, the Vendor Contracts;
(iv) any past, present, or future employees of the Company, excepting only Charles Hensley;
(v) any past, present or future professional advisors or consultants providing services to the Company;
(vi) the Government of the Kingdom of Saudi Arabia (and any instrumentality thereof) excepting only the DZIT in respect of Taxes, including without limitation, income taxes and withholding taxes that may be owed by the Seller (or any of its Affiliates) in respect of any time that the Seller owned an interest in the Company or provided services to the Company).
(vii) any third party in respect of any claim for infringement of intellectual property rights used by the Company, excepting only such intellectual property as was provided by Seller or an Affiliate of Seller on or before the Closing Date; and
(viii) any third party claiming to have suffered any loss or damage arising from any alleged tort or breach of contract, as a result of any actions (or failure to act) by the Company or otherwise in respect of the operation of the Company after 31 March 2008.
(b) Any and all Claims that may be made by Abd. Al-Rushaid (or his heirs or assigns) in respect of his personal guaranty of the Bank Loans to the Company from ANB, or any successor in interest to ANB or any participating bank in the Bank Loans, or any other lender.
(c) Any and all Claims asserted against, resulting to, imposed upon or incurred by any Indemnified Party to the extent resulting from: (i) the inaccuracy or breach of any representation or warranty of Buyer, AR Investment Company or Abd. Al-Rushaid contained in or made pursuant to this Agreement, or (ii) the breach of any covenant of the Buyer or AR Investment Company contained in or made pursuant to this Agreement.

(d) In the event any Claim is asserted against any Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Buyer and AR Investment Company of such Claim, as appropriate, and Buyer and AR Investment Company shall promptly assume the defense of the Claim and take all reasonable action to protect the interests of Seller. If any Indemnified Party does not so notify the Buyer and AR Investment Company within fifteen (15) days after receiving written notice of such Claim, then the Buyer and AR Investment Company shall, if such delay materially prejudices the Buyer with respect to the defense of such Claim, be relieved of liability hereunder in respect of such Claim to the extent of the damage caused by such delay. The Buyer and AR Investment Company shall not have the right to settle any such Claim without the written consent of the affected Indemnified Party(ies). In the event of the assumption of the defense by the Buyer and AR Investment Company, the Buyer and AR Investment Company shall not be liable for any further legal or other expenses subsequently incurred by the Indemnified Party in connection with such defense unless otherwise agreed to in writing by the Buyer and AR Investment Company or as herein provided; provided, however, that each Indemnified Party shall have the right to participate in such defense, at its own cost, and the obligation to cooperate therewith.
(e) The representations, warranties, covenants and agreements made in this Agreement or in any certificate or instrument delivered in connection herewith shall be in full force and effect notwithstanding any investigation made by or disclosure made to any Party, whether before or after the date hereof, shall survive the execution and delivery of this Agreement, and shall survive the Closing and continue to be applicable and binding thereafter for a period of five (5) years, at which time the same shall terminate and be extinguished.
ARTICLE 11 — WAIVERS OF LIABILITY
11.1 Each of the Buyer, AR Investment Company, the Company, Abd. Al-Rushaid and any Affiliate of each shall waive any claims that any one of them has, or may in the future have, against each Indemnified Party in respect of the business and affairs of the Company on or before the Closing Date, including without limitation, claims for loss or damage to property or injury or death of persons arising out of the drilling or construction or other business or operations of the Company, regardless of the cause thereof, including the sole or gross negligence of any party, but specifically excluding fraud or willful misconduct.
11.2 Each of the Seller, Parker Drilling Company, and any Affiliate of Parker Drilling Company shall waive any claims that any one of them has, or may in the future have, against the Buyer, AR Investment Company, the Company and Abd. Al-Rushaid (or any affiliate of the Buyer and AR Investment Company and their respective officers, directors, employees, consultants, advisors, representatives, agents and assigns) in respect of the business and affairs of the Company on or before the Closing Date, including without limitation, claims for loss or damage to property or injury or death of persons arising out of the drilling or construction or other business or operations of the Company, regardless of the cause thereof, including the sole or gross negligence of any Party, but specifically excluding fraud or willful misconduct.

ARTICLE 12 — NOTICES
All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing, in the English language and deemed given to a Party when (a) delivered to the appropriate address by hand or by recognized overnight courier service (costs prepaid) or (b) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, and marked to the attention of the person (by name or title) designated below (or to such other address or person as a Party may designate by notice to the other Parties):
The Seller
Parker Drilling Company Limited LLC
1401 Enclave Parkway, Suite 600
Houston, TX 77077 USA
Attn: President
+1-281-406-2000 (Telephone)
+1-281-401-2139 (Fax)
with a copy to:
Baker Botts LLP
Attn: Mr. Stephen P. Matthews
P.O. Box 119210
Fax Number: +1-713-229-7968
E-Mail: stephen.matthews@bakerbotts.com
The Buyer
Abdullah Rasheed Al Rushaid Company
for Drilling Oil and Gas Limited
Address: PO Box 31685
Al-Khobar 31952
Kingdom of Saudi Arabia
Fax Number: +966-3-898-3551
Attention: General Manager
AR Investment Company
Abdullah Rasheed Al-Rushaid & Son Co. Ltd.
Address: PO Box 31685
Al-Khobar 31952
Kingdom of Saudi Arabia
Fax Number: +966-3-898-3551
Attention: General Manager
The Company
Al Rushaid Parker Drilling Co. Ltd., or its successor in interest
Address: PO Box 31685

Al-Khobar 31952
Kingdom of Saudi Arabia
Fax Number: +966-3-801-0106
Attention: General Manager
Abdullah Rasheed Al-Rushaid
Abdullah Rasheed Al-Rushaid
Address: PO Box 31685
Al-Khobar 31952
Kingdom of Saudi Arabia
Fax Number: +966-3-898-3551
ARTICLE 13 — GENERAL PROVISIONS
13.1 The Parties agree that each Party shall keep confidential and instruct its officers, directors, employees, agents and advisors to keep confidential, all Confidential Information relating to this Agreement, the other Parties and their respective businesses, except as required by Applicable Laws or regulation (including stock exchange regulations) or judicial or administrative process and except for information that is available to the public as of the date hereof, or thereafter becomes available to the public other than as a direct result of a breach of this clause 13.1 or information that is obtained from another source not subject to confidentiality obligations.
13.2 No waiver of this agreement shall be binding upon the other Party unless it is in writing and signed by an authorized representative of the Party against whom the waiver is sought to be enforced. No express waiver by any Party to this Agreement on one occasion shall constitute a waiver on any future occasion or a waiver of any other provision.
13.3 This Agreement and rights hereunder are non-assignable by the Seller, except with the written consent of the Buyer and AR Investment Company which shall not be unreasonably withheld. Any purported assignment or transfer by the Seller shall be void and of no effect. Subject to the foregoing, all of the agreements and covenants herein contained shall bind, and the benefits and advantages hereof shall inure to, the respective successors and assigns of the Parties.
This Agreement and the rights hereunder are non-assignable by the Buyer to any third party, except with the written consent of the Seller which shall not be unreasonably withheld; provided, the Buyer shall be authorized to nominate a third party to acquire some or all the Parker Shares. Any purported transfer or assignment by the Buyer, except for the limited exception of transferring some or all of the Parker Shares to a third party, shall be void and of no effect. Subject to the foregoing, all of the agreements and covenants herein contained shall bind, and the benefits and advantages hereof shall inure to, the respective successors and assigns of the Parties.
13.4 This Agreement may be amended or modified only by a written agreement signed by the duly authorized representatives of each Party to be bound thereby.
13.5 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.6 The transfer of the Parker Shares and this Agreement shall be governed by and construed in accordance with the Applicable Laws and regulations of the Kingdom of Saudi Arabia, with the exception of any provisions that would require the application of the laws of another jurisdiction.
13.7 If any provision of this Agreement is held by a court of competent jurisdiction or other adjudicatory authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions. In the event that any provision of this Agreement is deemed to be invalid or unenforceable the Parties shall use their Best Efforts to reform this Agreement as necessary to effect the intent of this Agreement.
13.8 This Agreement has been written and negotiated in the English language, which English text shall prevail over any translation of this Agreement into any other language.
13.9 The Parties shall mutually agree regarding the timing and content of any public announcement regarding the subject of this Share Purchase Agreement, with the exception of any disclosure required by law or the rules of any applicable stock exchange.
13.10 Any dispute over the construction, interpretation or enforcement of this Agreement shall be settled by the Parties through good faith negotiations among members of senior management of the Parties in a timely fashion but, in any case, commencing within thirty (30) days of written notice (such notice, an “Initial Dispute Notice”) of one Party to the other Party of the existence of such dispute, controversy or claim. Such good faith negotiations shall continue until (a) such dispute, controversy or claim set forth in such Initial Dispute Notice has been resolved to the mutual satisfaction of the Parties or (b) either Party, acting in good faith, determines that such negotiation is unlikely to achieve a mutually-satisfactory resolution within a reasonable period of time. Upon such determination by a Party, such dispute, controversy or claim set forth in such Initial Dispute Notice shall, upon notice to the other Party (such second notice, an “Arbitration Notice”) be submitted for arbitration in accordance with the provisions of this clause 13.10.
13.11 Upon delivery of an Arbitration Notice, the matter shall be referred to arbitration in accordance with the Rules of Commercial Conciliation and Arbitration of the Dubai Chamber of Commerce & Industry (the “DCCI Rules”). The arbitrator shall be appointed in accordance with the DCCI Rules; provided that such arbitrator shall be qualified in accordance with the provisions of Article 3 of the Arbitration Act of the Kingdom of Saudi Arabia. Any decision of the arbitrator shall be final, conclusive and binding on the Parties, and the Parties hereby expressly agree that the arbitrator shall be empowered to direct a Party to pay all the costs of such proceedings (including the fees of the arbitrator and of any independent experts and advisors instructed by the arbitrator in connection with the arbitration).
13.12 The existence of any dispute or difference or the initiation of any dispute resolution mechanism shall not postpone, suspend or delay the obligations of any Party to perform or the performance by such Party of its obligations under this Agreement.
13.13 A Party may make an application to any court having jurisdiction for registration of an arbitral award made in accordance with the provisions of clause 13.11, for judgment on such award to be entered and/or for enforcement of such award against the other Party.

13.14 This Agreement constitutes the entire understanding among the Parties pertaining to the subject matter hereof and supersedes all prior written or oral agreements with respect thereto.
IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first set forth above.

PARKER DRILLING COMPANY LIMITED, LLC (“SELLER”)
By:	/s/ J.A. (Jim) Walker
	Name:	J.A. (Jim) Walker
	Title:	Authorized Representative

AL RUSHAID PARKER DRILLING CO. LTD. (“COMPANY”)			ABDULLAH RASHEED AL-RUSHAID

By::	/s/ J.A. (Jim) Walker		By:	/s/ Ibrahim Marshad Al-Oqaily

	Name:	J.A. (Jim) Walker		Name:	Ibrahim Marshad Al-Oqaily
	Title:	Authorized Representative			Saudi nationality holder I.D (1012518303), by Power of Attorney Issued on 29/03/1428H., File Number 10464

ABDULLAH RASHEED AL-RUSHAID COMPANY FOR DRILLING OIL AND GAS LIMITED (“BUYER”)			ABDULLAH RASHEED AL-RUSHAID & SON CO. LTD. (“AR INVESTMENT COMPANY”)

By:	/s/ Ibrahim Marshad Al-Oqaily		By:	/s/ Ibrahim Marshad Al-Oqaily

	Name:	Ibrahim Marshad Al-Oqaily Saudi nationality holder I.D (1012518303), by Power of Attorney Issued on 29/03/1428 H., File Number 10464		Name:	Ibrahim Marshad Al-Oqaily Saudi nationality holder I.D (1012518303), by Power of Attorney Issued on 29/03/1428 H., File Number 10464

By:	/s/ Shekhar Shetty		By:	/s/ Shekhar Shetty

	Name:	Shekhar Shetty		Name:	Shekhar Shetty
	Title:	Authorized Representative		Title:	Authorized Representative

Witness				Witness

1 — Name				1 — Name:
	Mohamad Haek				Isam Elgamri
2 — Nationality				2 — Nationality:
	U.S.A.				Sudanese
3 — ID#		ID Type		3 — ID#		ID Type
	2120495565		IQAMA.		2009152600		IQAMA
4 — Signature: /s/ Mohamad Haek				4 — Signature: /s/ Isam Elgamri

Exhibit A
Form of Special Power of Attorney
KNOW ALL MEN BY THESE PRESENTS that ______, the ______ of Parker Drilling Company Limited LLC (the “Company”) stated that he hereby authorizes _________ and _________ (each a “Transferee Representative”), acting individually or collectively, to perform all such actions necessary or desirable to sell all of the Company’s shares in Al Rushaid Parker Drilling Company Limited, which amount to one thousand (1000) shares, to Abdullah Rasheed Al-Rushaid for Drilling Oil & Gas Co. Ltd. The Transferee Representatives, acting individually or jointly, are hereby granted full power and authority to act for and on the Company’s behalf to appear before any ministry or governmental department or agency in the Kingdom of Saudi Arabia, including without limitation the Ministry of Commerce and Industry, the Saudi Arabian General Investment Authority, the Department Of Zakat And Income Taxation of The Ministry Of Finance, any Notary Public, the Ministry of Foreign Affairs, the Ministry of Justice, the Ministry of Interior, including any passport office, the Ministry of Labor and Social Affairs and any Labor Office, all chambers of commerce and industry in Dammam or elsewhere in the Kingdom of Saudi Arabia, and any other governmental body to approve, sign, execute, file, submit, receive, and deliver agreements, instruments, consents, undertakings, applications, licenses, notices and other documents required or desirable to execute and consummate the said sale of shares and to approve and execute all amendments to Al Rushaid Parker Drilling Company Limited’s documents and licenses including its articles of association, and to otherwise perform all such additional acts and to do all such other things as may be done by the Company in order to perform the foregoing authorities and to publish and register all such amendments with the relevant government authorities.
Authorized Signatory